Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated November 10, 2016 to Prospectus dated December 19, 2014

Registration No. 333-201153

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

November 10, 2016

	2016 Series B 2.95% Senior Notes Due 2026	2016 Series C 4.00% Senior Notes Due 2046
Principal Amount:	$400,000,000	$500,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A2 (stable outlook)/ BBB+ (stable outlook)/ A (stable outlook)	A2 (stable outlook)/ BBB+ (stable outlook)/ A (stable outlook)

Trade Date:	November 10, 2016	November 10, 2016

Settlement Date:	November 16, 2016	November 16, 2016

Final Maturity Date:	November 15, 2026	November 15, 2046

Interest Payment Dates:	May 15 and November 15	May 15 and November 15

First Interest Payment Date:	May 15, 2017	May 15, 2017

Make-Whole Call:	T+15 bps prior to August 15, 2026	T+20 bps prior to May 15, 2046

Par Call:	On or after August 15, 2026	On or after May 15, 2046

Treasury Benchmark:	1.50% due August 15, 2026	2.50% due May 15, 2046

Benchmark Yield:	2.134%	2.927%

Spread to Benchmark:	+85 bps	+110 bps

Reoffer Yield:	2.984%	4.027%

Coupon:	2.95%	4.00%

Price to Public:	99.708%	99.532%

Proceeds to Company Before Expenses:	99.058%	98.657%

CUSIP/ISIN:	927804 FV1/US927804FV18	927804 FW9/US927804FW90

Joint Book-Running Managers:	BNP Paribas Securities Corp., MUFG Securities Americas Inc., Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. and Drexel Hamilton, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated November 10, 2016, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

BNP Paribas Securities Corp.	1-800-854-5674 (toll-free)
MUFG Securities Americas Inc.	1-877-649-6848 (toll-free)
Scotia Capital (USA) Inc.	1-800-372-3930 (toll-free)
SunTrust Robinson Humphrey, Inc.	1-800-685-4786 (toll-free)
U.S. Bancorp Investments, Inc.	1-877-558-2607 (toll-free)
Academy Securities, Inc.	1-646-736-3995
Drexel Hamilton, LLC	1-646-412-1524

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.